Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

COURTSIDE GROUP, INC.

The undersigned in order to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies:

ARTICLE I

The name of the corporation (the “Corporation”) is Courtside Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 615 S. DuPont Highway, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares of stock which the Corporation shall have authority to issue is one million (1,000,000) shares of capital stock, all of which shall be designated as “Common Stock” and have a par value of $0.00001 per share.

ARTICLE V

The name and mailing address of the incorporation is:

Gary Yusko

335 North Maple Drive, Suite 127

Beverly Hills, California 90210

ARTICLE VI

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the name and mailing address of the person who is to serve as sole director of the Corporation, until the first annual meeting of stockholders or until his successor is elected and qualifies, is:

Norman J. Pattiz

335 North Maple Drive, Suite 127

Beverly Hills, California 90210

ARTICLE VII

The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VIII

(A) The Corporation shall indemnify every Corporate Agent (as defined below) to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, and to the full extent otherwise permitted by law; provided, however, that the Corporation shall not indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation. As used in this Certificate of Incorporation, the term “Corporate Agent” means any person who was or is a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture or other enterprise. The indemnification provided for herein shall not be deemed exclusive of any other rights to indemnification, whether under the bylaws of the Corporation or any agreement, by vote of stockholders or disinterested directors or otherwise.

(B) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of the Certificate of Incorporation of which this Article is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers of Delaware corporations, then the liability of the directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE IX

Any repeal or modification of Article VIII of this Certificate of Incorporation by the stockholders of the Corporation shall not adversely affect any right or protection of a Corporate Agent of the Corporation existing at the time of such repeal or modification.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation, and hereby certifies that it is his, her or its act and deed, and that the facts stated herein are true, as of the 25th day of February, 2014.

/s/ Gary Yusko
GARY YUSKO
Incorporator